FAM VARIABLE SERIES FUNDS, INC.

MERCURY CORE BOND V.I. FUND

SERIES #3

FILE # 811-3290

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
2/14/2005	Alltel Communications 4.66% 5/17/07	$830,000	$1,384,965,000	Merrill Lynch JP Morgan Banc of America Citigroup Barclays Capital KeyBanc Capital Markets SunTrust Robinson Wachovia Securities
2/16/2005	Chuo Mitsui Trust & Banking 5.51% 2/18/49	$1,105,000	$850,000,000	JP Morgan UBS Securities Goldman, Sachs & Co Merrill Lynch
2/24/2005	Anixter International 5.95% 3/1/15	$675,000	$200,000,000	Banc of America Wachovia Capital Markets Merrill Lynch JP Morgan Scotia Capital Wells Fargo Securities